EXHIBIT 10.9

ROYALTY PURCHASE AGREEMENT

dated as of January 6, 2018

between ANTIGENICS LLC, as Seller

and

HEALTHCARE ROYALTY PARTNERS III, L.P., AND CERTAIN AFFILIATED

FUNDS IDENTIFIED HEREIN,

collectively as Purchaser

TABLE OF CONTENTS

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ROYALTY PURCHASE AGREEMENT

ROYALTY PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of January 6, 2018, by and between ANTIGENICS LLC, a Delaware limited liability company (the “Seller”) and the entities set forth on Schedule 1 in the proportions set forth thereon (collectively, the “Purchaser”).

WHEREAS, Seller wishes to sell, assign, convey and transfer to Purchaser, and Purchaser wishes to purchase from Seller, the Purchased Royalty Interests, upon and subject to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

Section 1.01      Definitions.

The following terms, as used herein, shall have the following meanings:

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power, or the power by contract or otherwise, to direct the management and policies of such non- corporate entities.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Applicable Agreements” shall mean, collectively, the License Agreement, Manufacturing Agreement and Negotiation Agreement.

“Bankruptcy Event” shall mean the occurrence of any of the following:

(i)      Seller shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to such party, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its respective debts, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or Seller shall make a general assignment for the benefit of its creditors; or

(ii)         there shall be commenced against Seller any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of ninety (90) calendar days; or

(iii)        there shall be commenced against Seller any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (a) all or any substantial portion of its assets and/or (b) the Royalties, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) calendar days from the entry thereof; or

(iv)          Seller shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or

(v)         Seller shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due; or

(vi)        Seller shall be in a financial condition such that the sum of its debts, as they become due and mature, is greater than the fair value of its property on a going concern basis.

“Bill of Sale” shall mean the Bill of Sale pursuant to which Seller shall assign to Purchaser all of its right, title and interest in and to the Purchased Royalty Interests purchased hereunder, which Bill of Sale shall be substantially in the form of Exhibit A.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of New York, or any day on which banking institutions located in New York or in the state in which the Depositary Bank is located are authorized or required by law or other governmental action to close.

“Closing” shall have the meaning set forth in Section 6.01.

“Closing Date” shall have the meaning set forth in Section 6.01.

“Combination Vaccine” has the meaning set forth in the License Agreement.

“Confidential Information” shall mean, as it relates to Seller Parent, Seller and their respective Affiliates, the Applicable Agreements, the Royalty Rights, the Products, the Patent Rights, know-how, trade secrets, confidential business information, financial data and other like information (including but not limited to ideas, research and development, know-how, formulas, schematics, compositions, technical data and results, techniques, inventions (whether patentable or not), practices, methods, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists, tangible or intangible proprietary information or material, and any other technical or scientific information, in each case, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form. For the avoidance of doubt, any notices or reports delivered by Seller pursuant to this Agreement shall be deemed to be Confidential Information.

“Depositary Bank” shall mean Bank of New York Mellon or such other bank or financial institution designated by Purchaser.

“EMA” shall mean the European Medicines Agency.

“Excluded Collateral” shall mean (i) any rights or property owned or controlled by AgenTus Therapeutics, Inc. and any securities of AgenTus Therapeutics, Inc. owned directly or indirectly by Seller Parent, (ii) any other rights or property, including intellectual priority, Fixtures (as defined in the UCC), Equipment (as defined in the UCC), securities of Subsidiaries, governmental permit or franchise, in all cases whether owned directly or acquired under a lease, contract, property rights agreement or license, that is owned or controlled by the Seller Parent or any of its Affiliates other than the Seller and is necessary or used or identified at any time for use in the conduct of the cell therapy business of AgenTus Therapeutics, Inc., including T Cell Receptor (TCR) and Chimeric Antigen Receptor (CAR) technologies, (iii) any security or other equity interest representing more than 65% of the outstanding equity of any Subsidiary of the Seller Parent or any of its Affiliates other than the Seller organized under any jurisdiction outside of the United States and (iv) any assets of any Subsidiary organized under any jurisdiction outside of the United States that is a controlled foreign corporation for U.S. federal income tax purposes.

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.

“Exploitation” shall mean, with respect to a Product, the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other commercialization.

“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto. “First Commercial Sale” has the meaning set forth in the Manufacturing Agreement.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including each Patent Office, the FDA, the EMA, or any other government authority in any country.

“Gross Sales” has the meaning set forth in the Applicable Agreements.

“GSK” shall mean GlaxoSmithKline Biologicals SA, a Belgian company, its Affiliates and any successors-in-interest and assigns under the Applicable Agreements.

“GSK Direction Letter” shall have the meaning set forth in Section 5.04(c).

“Joint Escrow Account” shall mean the deposit account established and maintained at the Depositary Bank into which payments of the Royalties are to be remitted in accordance with Section 2.02(a) (and the terms of an escrow agreement to be agreed upon by the parties) and the account from which the Depositary Bank transfers funds into the Purchaser Account and Seller Account.

“Knowledge” shall mean, with respect to Seller, the knowledge of (i) Garo Armen, Chief Executive Officer of the Seller Parent, (ii) Christine Klaskin, VP of Finance of the Seller Parent, (iii) Karen Valentine, Chief Legal Officer/General Counsel of the Seller Parent and (iv) Michael Plater, Chief Business Officer of the Seller Parent, or their respective successors in such positions, or, in each case, to the extent any such person or position does not exist at any time, the knowledge of another person with similar responsibility, regardless of title; provided, however, that any such Person shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter.

“Law” shall mean any law, rule, ordinance or regulation, or any judgment, order, writ, decree, permit or license of any Governmental Authority.

“License Agreement” shall mean that certain License Agreement, effective as of July 6, 2006, by and between the Seller and GSK, as amended by the Negotiation Agreement and as such agreement may be further amended.

“License Party Audit” shall have the meaning set forth in Section 5.06.

“Lien” shall mean lien, hypothecation, charge, instrument, preference, priority, security agreement, security interest, interest, mortgage, option, privilege, pledge, liability, covenant, order, tax, right of recovery, trust or deemed trust (whether contractual, statutory or otherwise arising) or any encumbrance, right or claim of any other person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Losses” shall mean collectively, any and all damages, losses, assessments, awards, cause of actions, claims, charges, costs and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), fines, judgments, liabilities, obligations or penalties; provided, however that Losses shall not include any lost profits or revenue or consequential, punitive, special or incidental damages except (a) in the case of the Purchaser’s Losses, the amount of the Purchaser’s anticipated return on investment, at the assumed rate of return and over the assumed time period for realization of such return, on the basis of which the Purchaser determined the Purchase Price it was willing to pay for the Purchased Royalty Interests, as certified by the Purchaser to the Seller and (b) any lost profits or revenue or consequential, punitive, special or incidental damages awarded or payable by a Purchaser Indemnified Party to a Third Party in connection with a claim or action for which the Seller is required to indemnify the Purchaser pursuant to Section 8.05.

“Major Market Country” shall have the meaning set forth in the Manufacturing Agreement.

“Malaria Products” means (a) the vaccine, currently designated as Mosquirix (RTS,S), that is currently being developed by GSK for malaria, including such vaccine as it may be modified or improved and any Combination Vaccine that includes such vaccine (including as it may be modified or improved) and (b) any other QS-21 Vaccine for malaria, including as any such other QS-21 Vaccine may be modified or improved and any Combination Vaccine that includes such other QS-21 Vaccine (including as such other QS-21 Vaccine may be modified or improved).

“Manufacturing Agreement” shall mean that certain Amended and Restated Manufacturing Technology Transfer and Supply Agreement, effective as of January 16, 2009, by and between the Seller and GSK, as amended by the Negotiation Agreement and as such agreement may be further amended.

“Material Adverse Effect” shall mean (i) a material adverse effect on the validity or enforceability of any of the Transaction Documents or the Applicable Agreements, (ii) a material adverse effect on the ability of Seller to perform any of its material obligations under any of the Transaction Documents or the Applicable Agreements, (iii) a material adverse effect on the rights or remedies of Purchaser under any of the Transaction Documents or the Applicable Agreements, (iv) an adverse effect (other than any de minimis effect) on the timing, amount or duration of the Royalties or the right of the Purchaser to receive payments in respect of the Royalties in accordance with the Transaction Documents and Applicable Agreements.

“Negotiation Agreement” shall mean that certain First Right to Negotiate and Amendment Agreement, effective as of March 2, 2012, by and among Seller Parent, Seller and GSK, as such agreement may be further amended.

“Net Sales” shall mean “Net Sales” as such term is defined in the License Agreement and the Manufacturing Agreement, as applicable.

“Patent Rights” shall mean “Licensed Patent Rights” as such term is defined in the License Agreement, but only to the extent such Licensed Patent Rights are exclusively owned or controlled by Seller or its Affiliates.

“Payoff Letter” shall have the meaning set forth in Section 6.02(m).

“Permitted Liens” shall mean any: (a) Liens in favor of Purchaser or its Affiliates; (b) Liens created, permitted or required by the Transaction Documents in favor of Purchaser Representative, (c) Liens incurred by Purchaser after the Closing Date; and (d) Liens permitted under the Seller Parent Security Agreement or under the Seller Security Agreement.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Product” shall mean any Shingles Product, Malaria Product, or other QS-21 Vaccine, whether now or hereafter in development and whenever marketed, individually, and “Products” means the Shingles Products, the Malaria Products and such other QS-21 Vaccines, collectively.

“Purchase Price” shall be the amount set forth in Section 2.03 which shall be payable in United States Dollars.

“Purchased Royalty Interests” shall mean an undivided one hundred percent (100%) interest in the Royalties, including without limitation, all “accounts” (as such term is defined in the UCC) of Seller with respect to the Royalties.

“Purchaser” shall have the meaning set forth in the first paragraph hereof.

“Purchaser Account” shall mean a segregated account established for the benefit of Purchaser and maintained at the Depositary Bank.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 8.05(a).

“Purchaser Representative” shall mean HealthCare Royalty Partners III, L.P., as collateral agent for the Purchaser.

“Purchaser-Requested Audit” shall have the meaning set forth in Section 5.06.

“QS-21” shall have the meaning set forth in the Manufacturing Agreement.

“QS-21 Vaccine” shall have the meaning set forth in the Manufacturing Agreement.

“Representatives” shall have the meaning set forth in Section 5.02(b).

“Royalty” or “Royalties” shall mean without duplication, one hundred percent (100%) of

(a)         all royalties paid, owed, accrued or otherwise payable by GSK under Section 3.2 of the License Agreement with respect to Net Sales of any Product, (b) all royalties paid, owed, accrued or otherwise payable by GSK under Section 5.3 of the Manufacturing Agreement with respect to Net Sales of any Product, (c) all amounts paid, owed, accrued or otherwise payable by GSK under Section 4.3 of the License Agreement with respect to the royalties referenced in clause (a) above, (d) all amounts paid, owed, accrued or otherwise payable by GSK under Section 6.3 of the Manufacturing Agreement with respect to the royalties referenced in clause (b) above, (e) all amounts paid, owed, accrued or otherwise payable by GSK under Section 4.5 of the License Agreement with respect to the royalties referenced in clause (a) above, (f) all amounts paid, owed, accrued or otherwise payable by GSK under Section 6.5 of the Manufacturing Agreement with respect to the royalties referenced in clause (b) above, (g) all amounts equal to the royalty that would otherwise be payable pursuant to Section 3.2 of the License Agreement on all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment or settlement and treating such proceeds as Net Sales of a Product (provided, that, with respect to any Combination Vaccine, the portion of such proceeds treated as Net Sales shall be calculated on the same basis as Net Sales for such Combination Vaccine would be calculated under the License Agreement) for purposes of calculating such royalty) paid, owed, accrued or otherwise payable to the Seller of any suit, proceeding or other legal action taken pursuant to Section 11.3 of the License Agreement in accordance with Section 11.5 of the License Agreement and arising from or related to infringement that results in reduced sales of any Product (other than amounts awarded to or recovered by the Seller in connection with any judgment or settlement for reimbursement of the costs and expenses (including attorneys’ fees) of bringing such suit or proceeding or taking such other legal action or for other reimbursement of the costs and expenses (including attorneys’ fees), if any, of the Seller related to the prosecution of any such suit, proceeding or other legal action), (h) all royalties paid, owed, accrued or otherwise payable by GSK under the last sentence of Section 8.4(c) of the Manufacturing Agreement with respect to Net Sales of any Product, (i) all interest paid, owed, accrued or otherwise payable by GSK under Section 4.6 of the License Agreement with respect to any of the foregoing amounts, (j) all interest paid, owed, accrued or otherwise payable by GSK under Section 6.6 of the Manufacturing Agreement with respect to any of the foregoing amounts and (k) all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment or settlement) paid, owed, accrued or otherwise payable with respect to any of the foregoing of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing (other than amounts awarded or recovered in connection with any judgment or settlement for reimbursement of the costs and expenses (including attorneys’ fees) of the party bringing such suit or proceeding or taking such other legal action).

“Royalty Rights” shall mean, collectively, any and all rights of Seller under or in respect of the Applicable Agreements arising out of, in connection with, or with respect to the Royalties, including without limitation, (a) any right to receive royalty or audit reports, summaries or other information from GSK; (b) any right to audit, inspect or otherwise review any of the records of GSK or the right to receive any related audit reports; (c) any right to enforce the Patent Rights against a breaching licensee; (d) the right to enforce the Applicable Agreements in the event of a default by any party thereunder; and (e) any right to disapprove or consent to an assignment or transfer (by operation of law or otherwise) pursuant to the Applicable Agreements.

“Sales Milestone Payments” shall have the meaning set forth in Section 2.02(b).

“Sales Rebate Amount” shall mean $25,855,035.75.

“Sales Rebate Date” shall mean the date thirty (30) Business Days after the date of delivery of a report as contemplated under Section 5.05(b) specifying the worldwide Net Sales of the Products for the year ending December 31, 2020.

“Sales Rebate Payment” shall have the meaning set forth in Section 2.02(a).

“Secured Lender” shall have the meaning set forth in Section 6.02(m).

“Seller” has the meaning set forth in the preamble.

“Seller Account” shall mean a segregated account established for the benefit of Seller.

“Seller Disclosure Schedules” means the schedules attached hereto as Exhibit J.

“Seller Indemnified Party” has the meaning set forth in Section 8.05(b).

“Seller Organizational Documents” means the certificate of formation of Seller dated as of September 2, 2015 and the limited liability company agreement of Seller dated as of September 2, 2015.

“Seller Parent” means Agenus, Inc., a Delaware corporation.

“Seller Parent Guaranty” means the Guaranty pursuant to which Seller Parent shall guaranty to Purchaser payment of the Sales Rebate Payment hereunder and in which Seller Parent will make substantially the same representations and warranties as Seller, which Guaranty shall be substantially in the form of Exhibit B.

“Seller Parent Security Agreement” means the security agreement pursuant to which Seller Parent shall grant Purchaser Representative a first priority perfected security interest in all of Seller Parent’s assets other than the Excluded Collateral as security for its obligations under the Seller Parent Guaranty, which Security Agreement shall be substantially in the form of Exhibit C.

“Seller Security Agreement” means the security agreement pursuant to which Seller shall grant Purchaser Representative a first priority perfected security interest in all of Seller’s assets, substantially in the form of Exhibit D.

“Shingles Products” shall mean (a) the vaccine, currently designated as Shingrix (HZ/su), that is currently being developed or commercialized by GSK for shingles (herpes zoster), including such vaccine as it may be modified or improved and any Combination Vaccine that includes such vaccine (including as it may be modified or improved) and (b) any other QS-21 Vaccine for shingles (herpes zoster), including as any such other QS-21 Vaccine may be modified or improved and any Combination Vaccine that includes such other QS-21 Vaccine (including as such other QS-21 Vaccine may be modified or improved).

“Specified Persons” shall mean (i) Garo Armen, Chief Executive Officer of the Seller Parent, (ii) Christine Klaskin, VP of Finance of the Seller Parent, (iii) Karen Valentine, Chief Legal Officer/General Counsel of the Seller Parent and (iv) Michael Plater, Chief Business Officer of the Seller Parent, or their respective successors in such positions, or, in each case, to the extent any such person or position does not exist at any time, another person with similar responsibility, regardless of title.

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under the ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such Person.

“Third Party” shall mean any Person other than Seller or Purchaser or their respective Affiliates.

“Third Party Patents” shall mean, with respect to any Third Party, any and all issued patents and pending patent applications as of the date of this Agreement, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere in the world, of such Third Party.

“Transaction Documents” shall mean, collectively, this Agreement, the Bill of Sale, the Seller Parent Guaranty, the Seller Parent Security Agreement and the Seller Security Agreement.

“Transaction Expense Amount” shall mean an amount equal to any actual, documented, out-of-pocket fees and expenses of Purchaser (including, without limitation, external legal fees and expenses and out-of-pocket expenses incurred in connection with Purchaser’s due diligence investigation) incurred in connection with the consummation of the transactions contemplated by this Agreement, which amount shall not exceed $100,000.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Valid Claim” shall mean a claim of an issued and unexpired patent, or a claim of a pending patent application, which claim has not been held invalid, unpatentable or unenforceable in an unappealed or unappealable decision by a court of competent jurisdiction, and has not been admitted to be invalid, unpatentable or unenforceable through disclaimer or otherwise, which claim, but for a right to use such claim, would be infringed by the Product and/or its

Exploitation; provided, however that if a claim of a pending patent application shall not have issued as a claim of an issued patent within five (5) years after the earliest filing date from which such claim claims priority, then such claim shall not be a “Valid Claim” for purposes of this Agreement unless and until such claim issues as a claim of an issued patent.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED ROYALTY INTEREST

Section 2.01       Purchase and Sale.

(a)	Subject to the terms and conditions of this Agreement, on the Closing Date, Seller hereby sells, assigns, transfers, conveys and grants to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, all of Seller’s rights, title and interest in and to the Purchased Royalty Interests, free and clear of any and all Liens, other than Permitted Liens.

(b)	Each of Seller and Purchaser intends and agrees that the sale, assignment and transfer of the Purchased Royalty Interests under this Agreement shall be, and is, a true sale by Seller to Purchaser that is absolute and irrevocable and that provides Purchaser with the full benefits of ownership of the Purchased Royalty Interests, and each of Seller and Purchaser do not intend the transactions contemplated hereunder to be, or for any purpose characterized as, a loan from Purchaser to Seller, or a pledge or security agreement. Seller waives any right to contest or otherwise assert that this Agreement is other than a true sale by Seller to Purchaser under applicable law, which waiver shall be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller.

(c)	Seller hereby consents to Purchaser Representative recording and filing, at Purchaser’s sole cost and expense, financing statements (and continuation statements with respect to such financing statements when applicable) meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to (i) evidence or perfect the sale, assignment, transfer, conveyance and grant by Seller to Purchaser, and the purchase, acquisition and acceptance by Purchaser from Seller, of the Purchased Royalty Interests and (ii) perfect the security interest in the Purchased Royalty Interests granted by Seller to Purchaser Representative pursuant to Section 2.01(d).

(d)	Notwithstanding that Seller and Purchaser expressly intend for the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Royalty Interests to be a true, complete, absolute and irrevocable sale and assignment, in the event that any transfer contemplated by this Agreement is held not to be a sale, Seller hereby assigns, conveys, grants and pledges to Purchaser Representative, as security for its obligations created hereunder, a security interest in and to all of Seller’s right, title and interest in, to and under the Purchased Royalty Interests, whether now owned or hereafter acquired, and any “proceeds” (as such term is defined in the UCC) thereof and, solely in such event, this Agreement shall constitute a security agreement.

Section 2.02      Transfers and Payments in Respect of the Purchased Royalty Interests.

(a)	Payments of the Royalties. Purchaser shall be entitled to receive the following transfers and payments in respect of the Purchased Royalty Interests:

i.             Effective upon the Closing, and subject to Section 2.02(b), Purchaser shall be entitled to receive any and all Royalties. Any and all such Royalties shall be paid by GSK or other payor into the Joint Escrow Account by wire transfer of immediately available funds in accordance with the GSK Direction Letter or other instruction letter provided to such other payor in compliance with Section 5.04(c), and distributed from the Joint Escrow Account to the Purchaser Account. In the event Seller or its Affiliates receives any payment on account of any Royalties directly from the payor of such Royalties, Seller or any of its Affiliates, as the case may be, shall hold such amounts in trust for the benefit of Purchaser and, within five (5) Business Days after receipt thereof, transfer all such funds into the Joint Escrow Account by wire transfer of immediately available funds.

ii.             On the Sales Rebate Date, Purchaser shall be entitled to receive from Seller, and Seller shall pay to Purchaser, a cash amount equal to the Sales Rebate Amount (any such payment, a “Sales Rebate Payment”); provided that no such Sales Rebate Payment shall be due if either:

(A)	worldwide Net Sales of Products for the fiscal year ending December 31, 2019 exceed $1,000,000,000 unless ninety percent (90%) of the worldwide Gross Sales of Products for the fiscal year ending December 31, 2019 is greater than worldwide Net Sales of Products for the fiscal year ending December 31, 2019, in which case no Sales Rebate Payment shall be due if ninety percent (90%) of the worldwide Gross Sales of Products for the fiscal year ending December 31, 2019 exceed $1,000,000,000; or

(B)	worldwide Net Sales of Products for the fiscal year ending December 31, 2020 exceed $1,750,000,000 unless ninety percent (90%) of the worldwide Gross Sales of Products for the fiscal year ending December 31, 2020 is greater than worldwide Net Sales of Products for the fiscal year ending December 31, 2020, in which case no Sales Rebate Payment shall be due if ninety percent (90%) of the worldwide Gross Sales of Products for the fiscal year ending December 31, 2020 exceed $1,750,000,000.

iii.            Notwithstanding any claim or set-off which Seller may have against Purchaser or which GSK may have against Seller, Seller shall use its reasonable best efforts to ensure that GSK remits all payments GSK is required to pay under the Applicable Agreements with respect to the Purchased Royalty Interests directly to the Joint Escrow Account, pursuant to the GSK Direction Letter.

iv.            For the avoidance of doubt, the parties understand and agree that if GSK fails to pay any Royalties when Seller or Purchaser reasonably believes they are due under the Applicable Agreements (each such unpaid amount, a “Discrepancy”) because of a disagreement with GSK as to when, whether or the amount of any Royalties that are owed, then Seller shall not be obligated to pay to Purchaser or otherwise compensate or make Purchaser whole with respect to any such Discrepancy, but instead the parties shall attempt to recover such Discrepancy from GSK; provided, however, that nothing in this Section 2.02(a) shall limit or affect in any respect the rights of any Purchaser Indemnified Party under Section 8.05.

v.             For the avoidance of doubt, the parties understand and agree that if GSK fails to pay any Royalties when Seller or Purchaser reasonably believes they are due under the Applicable Agreements because of any set-off under any of the agreements effectuated by GSK, then Seller shall pay to Purchaser the amount required to make Purchaser whole with respect to any such deficiency, by depositing the amount thereof in the Purchaser Account; provided, however, that the $2,500,000 that GSK is entitled to credit against the Purchased Royalty Interests pursuant to Section 4 of the Negotiation Agreement shall not be deemed a set-off by GSK for purposes of this Agreement.

(b)	Sales Milestone Payments. Notwithstanding anything to the contrary in this Section 2.02, upon and after the occurrence of either (or both) of the following sales milestones, all subsequent Royalties shall thereafter in each case be paid from the Joint Escrow Account (net of any amounts due to Purchaser hereunder from Seller) to the Seller, by distribution to the Seller Account (such payments of Royalties, “Sales Milestone Payments”) until the aggregate amount of Sales Milestone Payments equals the applicable amount set forth below, after which payment of all Royalties from the Joint Escrow Account shall revert to the Purchaser in accordance with the terms of Section 2.02(a):

i.              if Net Sales of Products equal or exceed an aggregate of $2,000,000,000 during any period of twelve consecutive months prior to January 1, 2024, Seller shall be entitled to receive a Sales Milestone Payment in an amount equal to $15,100,000; and

ii.             if Net Sales of Products equal or exceed an aggregate of $2,750,000,000 during any period of twelve consecutive months prior to January 1, 2026, Seller shall be entitled to receive a Sales Milestone Payment in an amount equal to $25,250,000.

For the avoidance of doubt, the sales milestones set forth above can be achieved during concurrent time periods (e.g., if Net Sales of the Products for any twelve consecutive months ending prior to January 1, 2024 exceed $2,750,000,000, then Purchaser shall owe Seller Sales Milestone Payments in an amount equal to $40,350,000).

Section 2.03       Purchase Price.

          In consideration for the sale of the Purchased Royalty Interests, and subject to the terms and conditions set forth herein, Purchaser shall pay to Seller, or its designee, on the Closing Date, the sum of $190,000,000 less the Transaction Expense Amount (such net amount, the “Purchase Price”) by wire transfer to account(s) designated in writing by Seller prior to the Closing.

Section 2.04       No Assumed Obligations.

          Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is acquiring only the Purchased Royalty Interests and is not assuming any liability or obligation of Seller or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under the Applicable Agreements or any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliates (the “Excluded Liabilities and Obligations”).

Section 2.05       Excluded Assets.

          Purchaser does not, by purchase of the rights granted hereunder or otherwise pursuant to any of the Transaction Documents, acquire any assets or contract rights of Seller or any of its Affiliates under the Applicable Agreements, the Patent Rights or any other assets of Seller, other than the Purchased Royalty Interests; provided that the foregoing is without prejudice to Purchaser’s and Purchaser Representative’s rights under the Seller Parent Security Agreement and the Seller Security Agreement.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

 Seller hereby represents and warrants to Purchaser as of the date first written above the following:

Section 3.01       Organization; Operations of Seller.

(a)	Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all powers and all licenses, authorizations, consents and approvals required to conduct its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents to which Seller is a party and the Applicable Agreements. Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b)	Since September 4, 2015, Seller (i) has had no business activities other than the incurring indebtedness and pledging assets in connection with the financing facility provided by the Secured Lender (the “Existing Secured Financing”), selling the Purchased Royalty Interests to Purchaser as contemplated hereby and otherwise performing its obligations under the Existing Secured Financing, the Transaction Documents and the Applicable Agreements and (ii) has not been, is not, and will not be engaged, in any business unrelated to effecting the transactions contemplated by the Existing Secured Financing, the Transaction Documents and the Applicable Agreements. Except as set forth in Section 3.01(b) of the Seller Disclosure Schedules, since September 4, 2015, the sole assets of Seller that it has owned consist exclusively of the Purchased Royalty Interests and any rights arising under the Applicable Agreements. Since September 4, 2015, Seller has not incurred any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, except in connection with the Existing Secured Financing and as required to execute and deliver Applicable Agreements and the Transaction Documents and to consummate the transactions contemplated thereby. Except as set forth in Section 3.01(b) of the Seller Disclosure Schedules, immediately prior to Closing and after giving effect to the releases contained in and contemplated by the Payoff Letter, Seller shall have no obligations or liabilities, except those incurred in connection with, and pursuant to the Applicable Agreements, the Transaction Documents and the transactions contemplated thereby.

Section 3.02       Corporate Authorization.

Seller has all necessary limited liability company power and authority to enter into, execute and deliver the Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents to which it is a party have been duly authorized, executed and delivered by Seller and each Transaction Document to which it is a party constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03       Governmental Authorization.

Except for filings with the Securities and Exchange Commission, its successor or foreign equivalent, the execution and delivery by Seller of the Transaction Documents to which it is a party, and the performance by Seller of its obligations hereunder and thereunder and under the Applicable Agreements, do not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority.

Section 3.04       Ownership.

Immediately prior to the Closing, Seller will be the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Royalty Interests and have good and valid title thereto, free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 3.04 of the Seller Disclosure Schedules, the Purchased Royalty Interests sold, assigned, transferred, conveyed and granted to Purchaser on the Closing Date have not been pledged, sold, contributed, assigned, transferred, conveyed or granted by Seller to any Person, other than the Secured Lender, nor has Seller consented to any such action. Immediately prior to the Closing, Seller will have full right to sell, contribute, assign, transfer, convey and grant the Purchased Royalty Interests to Purchaser. Upon the sale, assignment, transfer, conveyance and granting by Seller of the Purchased Royalty Interests to Purchaser, Purchaser shall acquire good and valid title to the Purchased Royalty Interests free and clear of all Liens, other than Permitted Liens, and shall be the exclusive owner of the Purchased Royalty Interests.

Section 3.05       Solvency.

Assuming consummation of the transactions contemplated by the Transaction Documents to which Seller is a party (i)  the present fair saleable value of Seller’s assets is greater than the amount required to pay its debts as they become due, (ii) Seller does not have unreasonably small capital with which to engage in its business, (iii) Seller will be able to realize upon its assets and pay its debts and other obligations as they mature, and (iv) Seller has not incurred, will not incur, nor does it have present plans or intentions to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured.

Section 3.06       Litigation.

(a)	There is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates or (ii) any inquiry of any Governmental Authority pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates, in each case with respect to clauses (i) and (ii) above, which, if adversely determined, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b)	To the actual knowledge of any Specified Person there is no (i) action, suit, arbitration proceeding, claim, investigation or other legal proceeding pending or threatened against GSK or any of its Affiliates (x) involving the Products or (y) involving Seller or any of its Affiliates or (ii) any inquiry of any Governmental Authority pending or threatened against GSK or any of its Affiliates involving the Products, in each case with respect to clauses (i) and

(ii)          above, which, if adversely determined, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 3.07       Compliance with Laws.

None of Seller or any of its Affiliates (A) (i) are in violation of, or have violated, or (ii) to the Knowledge of Seller, are under investigation with respect to, or have been threatened to be charged with or been given notice of any violation of, in any material respect, any law, rule, ordinance or regulation of, or any judgment, order, writ decree, permit or license granted, issued or entered by, any Governmental Authority or (B) are subject to any judgment, order, writ  decree, permit or license granted, issued or entered by, any Governmental Authority, which in the case of (A) or (B), could reasonably be expected to result in a Material Adverse Effect.

Section 3.08       Conflicts.

(a)	Neither the execution and delivery of any of the Transaction Documents to which Seller is a party nor the performance or consummation of the transactions contemplated hereby and thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of Seller or any of its Affiliates; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by or give rise to any right of termination, cancellation or acceleration of any right or obligation of any provision of the Applicable Agreements; (iii) require any consent of any Person or Governmental Authority; (iv) result in the creation or imposition of any Lien on the Purchased Royalty Interests, other than Permitted Liens; or (v) except as would not reasonably be expected to result in a Material Adverse Effect, contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of any Law, contract or agreement of the Seller (other than the Applicable Agreements) to which Seller or any of its Affiliates or any of their respective assets or properties are subject or bound.

(b)	Seller has not granted, nor does there exist, any Lien (other than a Permitted Lien) on the Applicable Agreements or the Purchased Royalty Interests.

Section 3.09       No Withholding

          No deduction or withholding for or on account of any tax has been made or, to the Knowledge of Seller, was required to be made under applicable Law from any payment to Seller under any Applicable Agreement. As of the Closing Date, to the Knowledge of Seller, no deduction or withholding for or on account of any tax is required to be made under applicable Law from any payment by Seller to Purchaser under this Agreement.

Section 3.10       Applicable Agreements.

          The License Agreement attached hereto as Exhibit G, the Manufacturing Agreement attached hereto as Exhibit H and the Negotiation Agreement attached hereto as Exhibit I are true, correct and complete copies of each such agreement, as in effect on the date hereof, and there have been no amendments or modifications to such Applicable Agreements which are not reflected in such exhibits.

Section 3.11       Products; Royalties.

(a)	GSK has been responsible for the clinical development of each of the Products and seeking all applicable regulatory approvals from applicable Governmental Authorities for each of the Products and, except as contemplated in Section 2.4(a) of the Manufacturing Agreement and Section 5.7 and 5.8 of the License Agreement, the Seller has no responsibility for the development of any of the Products or seeking any regulatory approvals from any Governmental Authorities for any of the Products.

(b)	To the Knowledge of Seller, GSK has complied with its obligations to develop the Products and seek and obtain regulatory approvals from applicable Governmental Authorities for the Products under the License Agreement. The Seller has not provided any notice at any time in accordance with Section 12.12 of the License Agreement to GSK under Section 5.3 of the License Agreement relating to any of the Products.

(c)	GSK has been, and continues to be, responsible for the manufacturing of the Products and the Seller has no further responsibility for manufacturing the Products.

(d)	Seller received the notice of the “First Commercial Sale” (as defined in the License Agreement) on December 20, 2017, stating that the First Commercial Sale was achieved on November 27, 2017.

(e)	Each Shingles Product and Malaria Product is a prophylactic QS-21 Vaccine under the Manufacturing Agreement under clause (ii) of the definition of “QS-21 Vaccine” as set forth in the Negotiation Agreement (which amended the definition thereof in the Manufacturing Agreement). Each Product is a Non-exclusive Vaccine (as defined in the License Agreement) under the License Agreement.

(f)	The technology transfer under the Applicable Agreements is complete, and no other obligations of Seller or Seller Parent remain to be performed thereunder.

(g)	Neither (i) the termination or expiration of the License Agreement, nor (ii) the fact that the manufacture, use, sale, offer for sale or importation of any Product by GSK, in the absence of the license rights granted to GSK under the License Agreement, does not currently or may not in the future infringe one or more Valid Claims of the Patent Rights, shall result in any Product not being a QS-21 Vaccine.

(h)	Other than the Applicable Agreements and the Transaction Documents, as of the Closing, neither the Seller nor any of its Affiliates shall have entered into, are a party to, or are otherwise subject to any agreement, contract, instrument or other binding obligation that in any way relates to or involves the Royalties or the Products (which, for purposes of clarity, the parties acknowledge and agree shall not include any agreement, contract, instrument or other binding obligation that relates to QS-21 but does not otherwise relate to or involve the Royalties or the Products and shall not include any expired material transfer, research or similar agreement or contract manufacturing or similar agreement relating to or involving the Royalties or the Products where the assignment or sublicense of all Patent Rights thereunder relating to the Products has expired or been terminated and no amounts are payable to the applicable counterparty based on sales of any Product).

(i)	Royalties under Section 5.3 of the Manufacturing Agreement equal to 2% of Net Sales of the Products are, subject to Section 4 of the Negotiation Agreement and Section 6.4 and Section 6.6 of the Manufacturing Agreement, payable by GSK. Such Royalties under Section 5.3 of the Manufacturing Agreement are payable by GSK for ten years after the First Commercial Sale of the first QS-21 Vaccine that achieves First Commercial Sale in a Major Market Country regardless of any termination or expiration of the License Agreement or Manufacturing Agreement or any Patent Rights prior to the end of such ten-year period.

(j)	To the Knowledge of Seller, as of the Closing Date, neither GSK nor any of its Affiliates is developing or commercializing (i) any product candidates or products for shingles (herpes zoster) or malaria other than the Products or (ii) any other product candidates or products that would qualify as Combination Vaccines.

(k)	Since January 6, 2015, to the Knowledge of Seller, neither Seller Parent nor Seller has received any information from GSK, any Governmental Authority or any other Person, whether directly or indirectly and through any form of written, oral or digital communication and whether or not under any of the express provisions of any Applicable Agreement (including pursuant to any joint steering committee meeting or the meeting of any other organized body provided for under any Applicable Agreement) relating to any of the Products (including any of the clinical trials for any of the Products or any of the studies related to those clinical trials) or any marketing authorization for any of the Products or, with respect to any Malaria Product, the process for approval, endorsement or recommendation of such Product by the World Health Organization or any similar or related Person, that would reasonably be expected to result in a Material Adverse Effect.

(l)	To the actual knowledge of the Specified Persons, no Third Party Patent that GSK does not have the right to use, has been, or is, or will be, infringed by GSK’s Exploitation of a Product.

Section 3.12       No Other Representations or Warranties.

          Except for the representations and warranties contained in this Article III and as set forth in the Seller Parent Guaranty, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Royalty Interests, the Products or the Royalties furnished or made available to Purchaser or its Representatives (including any information, documents, management presentations or material delivered to Purchaser, or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Products, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to Seller as of the date first written above, the following:

Section 4.01       Organization.

          Each entity constituting the collective Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware, and such entity has all limited partnership powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02       Authorization.

         Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder andthereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by Purchaser and each Transaction Document constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 4.03       Broker’s Fees.

          Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04       Conflicts.

          Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will:

(i)            contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects, any provisions of (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Purchaser or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of any organizational or constitutional documents of Purchaser; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.

Section 4.05       Access to Information.

Purchaser acknowledges that it has (i) reviewed the Applicable Agreements and such other documents and information relating to the Products and (ii) has had the opportunity to ask such questions of, and to receive answers from, representatives of Seller concerning the Applicable Agreements and the Products, in each case as it deemed necessary to make an informed decision to purchase the Purchased Royalty Interests in accordance with the terms of this

Agreement. Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing the Purchased Royalty Interests in accordance with the terms of this Agreement.

Section 4.06       Financing.

Purchaser has sufficient funds available to consummate all of the transactions contemplated by any of the Transaction Documents and to pay the Purchase Price and all other cash amounts required to be paid in connection with the transactions contemplated by the Transaction Documents, and, when so required to pay or otherwise perform, as applicable, Purchaser will be able to pay or otherwise perform the obligations of Purchaser or any of its Affiliates under the Transaction Documents (including the Purchase Price payment at Closing and all other cash amounts required to be paid at or in connection with the Closing). Purchaser acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

ARTICLE V
COVENANTS

The parties covenant and agree as follows:

Section 5.01       Books and Records.

(a)	As promptly as practicable (but in no event more than two (2) Business Days) after receipt by Seller or any of its Affiliates of notice of any action, claim, investigation or proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document, the Applicable Agreements, the Purchased Royalty Interests or the Royalty Rights, Seller shall inform Purchaser of the receipt of such notice and the substance of such action, claim, investigation or proceeding and, if in writing, shall furnish Purchaser with a copy of such notice and any related materials with respect to such action, claim, investigation or proceeding.

(b)	Seller shall keep and maintain, or cause to be kept and maintained, full and accurate books of accounts and records adequate to reflect accurately all Royalties paid and/or payable with respect to the Applicable Agreements and all deposits made into the Purchaser Account.

(c)	Purchaser shall have the right, from time to time, not more than twice per calendar year, during normal business hours and upon at least ten (10) Business Days' prior written notice to Seller, to visit the offices and properties of Seller where books and records relating or pertaining to the Royalties and the Products are kept and maintained, to inspect and make extracts from and copies of such books and records, to discuss, with officers of Seller, the Applicable Agreements and to verify compliance with the provisions of the Transaction Documents, including, without limitation, provisions relating to the receipt and application of the Royalties.

(d)	As promptly as practicable (but in no event more than five (5) Business Days) after receipt by Seller of any written notice, certificate, offer, proposal, correspondence, report or other written communication from GSK, any other payor of any Royalties or any Governmental Authority relating to the Applicable Agreements, the Royalties or the Products, Seller shall inform Purchaser of such receipt and the substance contained therein and, if requested by Purchaser, shall furnish Purchaser with a copy of such notice, certificate, offer, proposal, correspondence, report or other written communication.

Section 5.02       Confidentiality; Public Announcement.

(a)	Except as expressly authorized in this Agreement or the other Transaction Documents or except with the prior written consent of Seller, Purchaser hereby agrees that (i) it will use the Confidential Information of Seller solely for the purpose of the transactions contemplated by this Agreement and the other Transaction Documents and exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) it will keep confidential the Confidential Information of Seller; and (iii) it will not furnish or disclose to any Person any Confidential Information of Seller.

(b)	Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, Purchaser may, without the consent of Seller, furnish or disclose Confidential Information of Seller to Purchaser’s Affiliates and its and their actual and potential partners, directors, officers, employees, managers, officers, investors, co-investors, partners, financing parties, bankers, agents, consultants, advisors, insurers, rating agencies, self-regulatory organizations, trustees and representatives (“Representatives”) on a need-to-know basis provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.02. Each party hereby acknowledges that the United States federal and state securities laws prohibit any Person that has material, nonpublic information about a company from purchasing or selling securities of such a company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

(c)	In the event that Purchaser, its Affiliates or their respective Representatives are required by applicable law or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of Seller, Purchaser shall, to the extent practicable and legally permitted, provide Seller, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that Seller may seek a protective order or other appropriate remedy, at Seller’s expense (and, if Seller seeks such an order, Purchaser, such Affiliates or such Representatives, as the case may be, shall provide, at Seller’s expense, such cooperation as Seller shall reasonably require). Subject to the foregoing, Purchaser, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information of Seller that is legally required to be disclosed; provided, however, that Purchaser, such Affiliates or such Representatives, as the case may be, shall exercise reasonable efforts (at Seller’s expense) to preserve the confidentiality of the Confidential Information of Seller, including by obtaining reliable assurance that confidential treatment will be accorded any such Confidential Information disclosed.

(d)	Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, Purchaser may disclose the Confidential Information of Seller, as the case may be, including this Agreement, the other Transaction Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect Purchaser’s rights hereunder or thereunder; provided that, Purchaser shall only disclose that portion of the Confidential Information that its counsel advises that it is legally required to disclose and will exercise commercially reasonable efforts to ensure that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed, including requesting confidential treatment of information in the Transaction Documents. In any event, Purchaser will not oppose action by Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information in the event that confidential treat cannot be obtained by Purchaser.

(e)	Subject to Section 5.02(d), each of Seller and Purchaser shall not, and shall cause their respective Affiliates not to, without the prior written consent of the other party, issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document, except if and to the extent that any such release or disclosure is required by applicable law or by any Governmental Authority of competent jurisdiction, including in connection with such party’s filings with the Securities and Exchange Commission, its successor or foreign equivalent, in which case, Seller Parent, Seller, Purchaser or their respective Affiliates, as the case may be, shall use commercially reasonable efforts to consult in good faith with the other party regarding the form and content thereof before issuing such press release or making such public announcement; provided however, that once a party consults with the other parties regarding a release or disclosure, such party may continue to make substantially similar releases or discloses in the future without the need to consult the other parties.

Section 5.03       Commercially Reasonable Efforts; Further Assurance.

(a)	Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by any Transaction Document. Purchaser, Purchaser Representative and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document and to vest in Purchaser good, valid and marketable rights and interests in and to the Purchased Royalty Interests free and clear of all Liens, other than Permitted Liens.

(b)	Seller and Purchaser shall cooperate and provide assistance as reasonably requested by the other party in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which the other party hereto or any of its officers, directors, shareholders, members, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such persons have a direct or indirect interest, in each case, relating to the Royalty Rights, the Purchased Royalty Interests or the transactions contemplated hereunder or under the Transaction Documents, but in all cases excluding any litigation brought by Seller against Purchaser or brought by Purchaser against Seller.

Section 5.04       Remittance to Joint Escrow Account.

(a)	Not later than ten (10) Business Days following the Closing Date, Seller shall establish the Joint Escrow Account and Seller and Purchaser, each acting reasonably, shall execute and deliver a customary Account Control Agreement reasonably satisfactory to Seller and Purchaser Representative, and all other documents, certificates and agreements as are reasonably required to establish the Joint Escrow Account and to establish the Purchaser’s control over the Joint Escrow Account.

(b)	The Joint Escrow Account shall be maintained by Seller and Purchaser throughout the term of this Agreement.

(c)	Seller shall instruct and use commercially reasonable efforts to cause the payor of any Royalties (including GSK) to pay such Royalties directly into the Joint Escrow Account, and in furtherance thereof, concurrently with the Closing, Seller shall send a letter executed by a duly authorized officer of Seller in the form attached hereto as Exhibit E to GSK (the “GSK Direction Letter”), with instructions to pay all amounts payable under the Applicable Agreements to the Joint Escrow Account. Without in any way limiting the foregoing, commencing on the Closing Date and at any time thereafter, any and all Royalties received by Seller or any of its Affiliates shall be held in trust for the benefit of Purchaser and transferred to the Joint Escrow Account within five (5) Business Days of Seller’s or its Affiliate’s receipt thereof.

Section 5.05       Applicable Agreements.

(a)	Neither Seller nor its Affiliates shall, without the written consent of Purchaser, (i) forgive, release or compromise, or agree to any delay or postponement of the payment of, any Royalty owed under the Applicable Agreements, (ii) waive, amend, cancel or terminate, exercise or fail to exercise any of their rights constituting or involving the right to receive the Royalties or the Royalty Rights, (iii) amend, modify, restate, cancel, supplement, terminate or waive any provision of the Applicable Agreements, or grant any consent thereunder, or agree to do any of the foregoing, including entering into any agreement with GSK under the provisions of any of the Applicable Agreements, (iv) create, incur, assume or suffer to exist any Lien, upon or with respect to the Royalties or the Royalty Rights, or agree to do or suffer to exist any of the foregoing, except for any Permitted Liens or (v) sell, lease, license, transfer or assign (or attempt to do any of the foregoing) all or any portion of the Patent Rights.

(b)	Seller shall, as promptly as practicable, provide to Purchaser copies of any material reports or other information prepared by GSK it has received pursuant to the Applicable Agreements that has not been previously provided to Purchaser by Seller or any other Person.

(c)	As promptly as practicable after receiving written or oral notice from GSK, (A) (i) terminating any of the Applicable Agreements, (ii) alleging any breach of or default under any of the Applicable Agreements by Seller, or (iii) asserting the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under any of the Applicable Agreements by Seller or the right to terminate any of the Applicable Agreements by GSK or (B) Seller obtains Knowledge of any fact, circumstance or event which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under any of the Applicable Agreements by Seller or the right to terminate any of the Applicable Agreements by GSK, in each case, Seller shall promptly give a written notice to Purchaser describing in reasonable detail the relevant breach or default, including a copy of any written notice received from GSK and, in the case of any breach or default or alleged breach or default by Seller, describing in reasonable detail any action Seller proposes to take to dispute or correct such alleged breach or default and (i) dispute such breach or default, or (ii) cure as promptly as practicable such breach or default in accordance with applicable Law and in a manner consistent in all material respects with the standard with which Seller would dispute or cure a breach in the administration of its own business (assuming, for these purposes, that the Applicable Agreements were the only business of Seller); provided, however, that, if Purchaser, in its good faith judgment, determines that Seller has not used efforts to dispute or cure such breach or default consistent with the foregoing standard, Purchaser shall be entitled (but not obligated) to, to the extent permitted by applicable Law, take any and all actions on behalf of Seller that Purchaser deems reasonably necessary or advisable to dispute or cure such breach or default promptly (including by directly performing any obligation of Seller on behalf of Seller or providing funds to Seller so that Seller may perform its obligations under the Applicable Agreements), and Seller shall act in accordance with any reasonable instructions provided by Purchaser with respect to such breach or default, provide all reasonable cooperation requested by Purchaser in connection therewith and promptly reimburse Purchaser for all costs and expenses incurred in connection therewith.

(d)	Seller shall not take any actions that could reasonably be expected to result in a Material Adverse Effect without the prior written consent of Purchaser.

(e)	Seller shall (i) ensure that all licenses, covenants, releases and other rights granted under the Applicable Agreements by or on behalf of Seller and each of its Affiliates are, and shall at all such times remain, valid, enforceable and in full force and effect to the extent required by such Applicable Agreements and (ii) comply in all material respects with each of its covenants, agreements and other obligations under the Applicable Agreements.

Section 5.06       Audits.

To the extent Seller has the right to perform or cause to be performed inspections or audits under any Applicable Agreement regarding payments payable and/or paid thereunder (each, a “License Party Audit”), Seller shall, at the reasonable request of Purchaser (such request not to be made more frequently than once every calendar year), cause a License Party Audit to be performed as promptly as practicable following Purchaser’s request in accordance with the terms of such Applicable Agreement (a “Purchaser-Requested Audit”). In conducting a Purchaser- Requested Audit, Seller shall, to the extent permitted by the Applicable Agreements, select such public accounting firm to conduct the Purchaser-Requested Audit as Purchaser shall recommend for such purpose. Seller shall not, without the prior written consent of Purchaser, request or cause an inspection or audit of GSK’s books and records to be conducted pursuant to, and in accordance with Section 4.5 of the License Agreement or Section 6.5 of the Manufacturing Agreement, as applicable; provided, however, that if Purchaser has not requested an inspection or audit pursuant to this Section 5.06 prior to June 30 of any applicable calendar year, Seller may request an audit or inspection pursuant to Section 4.5 of the License Agreement or Section 6.5 of the Manufacturing Agreement, as applicable, during such calendar year without the consent of Purchaser. As promptly as practicable after completion of any License Party Audit (whether or not requested by Purchaser), Seller shall deliver to Purchaser an audit report summarizing the results of such License Party Audit. In the event that an inspection or audit constitutes a Purchaser-Requested Audit, all of the expenses of any such Purchaser-Requested Audit (including, without limitation, the fees and expenses of the independent public accounting firm) that would otherwise be borne by Seller pursuant to the Applicable Agreements, shall instead be borne (as such expenses are incurred, upon the provision to Purchaser of written documentation evidencing such expenses) by Purchaser, provided that any reimbursement by GSK of the expenses of the Purchaser-Requested Audit shall belong to Purchaser. Any deficiency in payments made by GSK demonstrated in a License Party Audit shall be paid promptly, in accordance with the Applicable Agreements, to Purchaser or Seller, as the case may be, by deposit in the Joint Escrow Account for further distribution to Purchaser or (in respect of Sales Milestone Payments) to Seller.

Section 5.07       Notice.

         Seller shall provide Purchaser with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:

i.            any Bankruptcy Event;

ii.           any material breach or default by Seller of any covenant, agreement or other provision of this Agreement, the Applicable Agreements or any other Transaction Document to which Seller is a party; or

iii.           any representation or warranty made by Seller in any of the Transaction Documents or in any certificate delivered to Purchaser pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made.

with, in the case of clause (i) above, a copy to the Depositary Bank. In the event Purchaser has actual notice of any Bankruptcy Event, it shall be entitled to give written notice thereof to the Depositary Bank, provided it concurrently delivers a copy thereof to Seller.

Section 5.08      Seller Operations.

         Except as permitted under Section 8.04, all of the equity interests in Seller are, and shall always be, owned, directly or indirectly, by Seller Parent. Following the Closing and except as set forth on Section 5.08 of the Seller Disclosure Schedule, Seller will not acquire or otherwise possess any assets or incur any liabilities, Liens (other than Permitted Liens) or other obligations (contractual or otherwise) except in connection with the performance of its obligations under the Transaction Documents or resulting out of the ownership of assets that are not the Purchased Royalty Interests. Except as set forth on Section 5.08 of the Seller Disclosure Schedule, Seller will not undertake any actions other than to enter into and perform its obligations under the Applicable Agreements, the Transaction Documents and all documents, instruments, or agreements directly related thereto. Neither Seller nor Seller Parent or any manager of Seller shall amend or alter the Seller Organizational Documents, agree to dissolve Seller or otherwise windup its affairs or allow or take any action for Seller to become subject to any Bankruptcy Event.

Section 5.09       Special Purpose Vehicle Covenants.

(a)	Seller will at all times remain in existence as a limited liability company separate and distinct from Seller Parent or any other Person and will not consent to or enter into any agreement or contract with respect to any reorganization, merger, recapitalization or consolidation of Seller with or into any other Person. Seller shall maintain its accounts, books and records separate from any other Person (including Seller Parent) and will not commingle any funds with any other Person (including Seller Parent).

(b)           Seller shall not:

(i)             fail to hold itself out to the public and all other Persons as a legal entity separate from the owners of its capital stock and from any other Person;

(ii)            commingle its assets with assets of any other Person except in connection with, and for the limited purposes of, operation of the Joint Escrow Account;

(iii)           fail to conduct its business only in its own name, nor fail to comply with all organizational formalities necessary to maintain its separate existence;

(iv)           fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person nor have its assets listed on any financial statement of any other Person; provided, however, that Seller’s assets may be included in a consolidated financial statement of its Affiliates in conformity with applicable provisions of GAAP (provided that such assets shall also be listed on Seller’s own separate balance sheet);

(v)            fail to pay its own liabilities and expenses only out of its own funds, except in respect of short term advances to be repaid;

(vi)           enter into any transaction with an Affiliate except transactions that are at prices and on terms and conditions that could be obtained on an arm’s-length basis from unrelated Third Parties;

(vii)          fail to correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(viii)         fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the holders of its capital stock to make additional capital contributions to Seller;

(ix) fail to cause the representatives of Seller to act at all times with respect to Seller consistently and in furtherance of the foregoing and in the best interests of Seller;

(x)             make any payment or distribution of assets with respect to any obligation of any other person other than as required under trade or commercial agreements entered into in the ordinary course of business; or

(xi)           engage in any business activity other than as contemplated hereunder or under the other Transaction Documents or the Applicable Agreements and any activities ancillary or related thereto.

ARTICLE VI

THE CLOSING; CONDITIONS TO CLOSING

Section 6.01      Closing.

Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of the transactions contemplated under this Agreement (the “Closing”) shall take place on a mutually agreed date no later than January 19, 2018 or such later date as may be agreed upon by Purchaser and Seller(such date, the “Closing Date”).

Section 6.02      Conditions Applicable to Purchaser in Closing.

The obligations of Purchaser to effect the Closing, including the requirement to pay the Purchase Price pursuant to Section 2.03, shall be subject to the satisfaction of each of the following conditions, as of the Closing Date, any of which may be waived by Purchaser in its sole discretion:

(a)            Accuracy of Representations and Warranties. The representations and warranties of the Seller set forth in the Transaction Documents shall be true, correct and complete in all material respects, as of the Closing Date.

(b)           No Adverse Circumstances. There shall not have occurred or be continuing any event or circumstance described in the definition of a Material Adverse Effect.

(c)            Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or, to the Knowledge of Seller, threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit Purchaser’s acquisition or future receipt of the Purchased Royalty Interests.

(d)           Officer’s Certificate. Purchaser shall have received a certificate of the President of Seller pursuant to which such officer certifies that the conditions set forth in Sections 6.02(a), (b) and (c) shall have been satisfied in all material respects.

(e)           Bill of Sale. A Bill of Sale substantially in the form set forth in Exhibit A shall have been executed and delivered by Seller to Purchaser, and Purchaser shall have received the same.

(f)            Seller Parent Guaranty. The Seller Parent Guaranty, substantially in the form of Exhibit B, shall have been duly executed and delivered by Seller Parent to Purchaser.

(g)           Security Agreements. The Seller Parent Security Agreement, substantially in the form of Exhibit C, and the Seller Security Agreement, substantially in the form of Exhibit D, shall have been duly executed and delivered to Purchaser.

(h)           Legal Opinion. Purchaser shall have received the opinions of Goodwin Procter LLP, counsel to Seller, in the form set forth in Exhibit F.

(i)             Corporate Documents of Seller and Seller Parent. Purchaser shall have received certificates of an executive officer of each of Seller and Seller Parent (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of the certificate of formation or incorporation and the operating agreement or by-laws, as applicable, of Seller or Seller Parent (as applicable);

(ii)attaching copies, certified by such officer as true and complete, of resolutions of the board of directors or Sole Manager, as applicable, of Seller or Seller Parent (as applicable) authorizing and approving the execution, delivery and performance by Seller or Seller Parent (as applicable) of the Transaction Documents and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer or officers of Seller or Seller Parent (as applicable) who have executed and delivered the Transaction Documents including therein a signature specimen of each officer or officers; and (iv) attaching copies, certified by such officer as true and complete, of a certificate of the appropriate Governmental Authority of Seller’s or Seller Parent’s (as applicable) jurisdiction of incorporation, stating that such party is in good standing under the laws of such jurisdiction.

(j)            GSK Direction. The GSK Direction Letter shall have been signed and sent by Seller to GSK pursuant to the notice provision of the Applicable Agreements, and a copy of the GSK Direction Letter shall have been delivered to Purchaser.

(k)           Covenants. (i) Seller shall have complied in all material respects with the covenants set forth in the Transaction Documents and (ii) Seller Parent shall have complied in all material respects with the covenants set forth in the Transaction Documents to which it is a party.

(l)            Financing Statements. Purchaser shall have received such other certificates, documents and financing statements as Purchaser may reasonably request, including one or more financing statements satisfactory to Purchaser to create, evidence and perfect the sale of the Purchased Royalty Interests pursuant to Section 2.01(c) and the back-up security interest granted pursuant to Section 2.01(d).

(m)           Release of Liens. Seller shall have received an executed and delivered payoff letter from Oberland Capital SA Zermatt LLC (the “Secured Lender”) releasing any and all Liens of the Secured Lender on the Purchased Royalty Interests upon payment to the Secured Lender of the amount set forth therein (the “Payoff Letter”).

Section 6.03      Conditions Applicable to Seller in Closing.

The obligations of Seller to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Seller in its sole discretion:

(a)           Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true, correct and complete as of the Closing Date in all material respects.

(b)           Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or, to the Knowledge of Purchaser, threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit Purchaser’s acquisition of the Purchased Royalty Interests.

(c)           Officer’s Certificate. Seller shall have received at the Closing a certificate of an authorized representative of Purchaser certifying that the conditions set forth in Sections 6.03(a), (b) and (d) have been satisfied in all respects as of the Closing Date.

(d)           Covenants. Purchaser shall have complied in all material respects with the covenants set forth in the Transaction Documents.

(e)           Purchase Price. Seller shall have received payment of the Purchase Price in accordance with Section 2.03.

(f)           Release of Liens. Seller shall have received an executed and delivered Payoff Letter from the Secured Lender.

ARTICLE VII
EXPIRATION

Section 7.01      Expiration Date.

This Agreement shall terminate on the later of six (6) months following receipt by Purchaser of all Royalties to which it is entitled hereunder and any other payment due from Seller hereunder.

Section 7.02      Effect of Expiration.

In the event of the expiration of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, managers or members other than the provisions of this Section 7.02 and Sections 5.02, 8.01 and 8.05 hereof, which shall survive any termination as set forth in Section 8.01. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01      Survival.

All representations and warranties made herein and in any other Transaction Document or any closing certificates delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive until the receipt by Purchaser of the last payment due pursuant to the terms of the Applicable Agreements. Notwithstanding anything in this Agreement or implied by law to the contrary, all of the agreements contained in Sections 5.02, 8.01 and 8.05 shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the expiration of this Agreement.

Section 8.02      Specific Performance.

Each of the parties hereto acknowledges that the other parties will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties agrees that the other parties shall have the right, in addition to any other rights they may have (whether at law or in equity), to specific performance of this Agreement.

Section 8.03      Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing and delivered personally, by hand, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, or by email (provided any notice given by email shall also be given by another method of delivery permitted by this Section 8.03), in each case addressed:

If to Purchaser to:

Healthcare Royalty Partners III, L.P. 300

Atlantic Street, Suite 600

Stamford, CT 06901 Attention: John

A. Urquhart

Email: john.urquhart@hcroyalty.com

with a copy (which shall not constitute notice) to: Healthcare Royalty Partners

III, L.P.

300 Atlantic Street, 6th Floor Stamford, CT

06901

Attention: Chief Legal Officer Email: royalty-

legal@hcroyalty.com

and

Cadwalader, Wickersham & Taft LLP One World
Financial Center

New York, New York 10281 Attention: Ira J. Schacter

Email:ira.schacter@cwt.com

If to Seller:

Antigenics LLC 3

Forbes Road

Lexington, MA 02421 Attention: Legal

Department

Email: karen.valentine@agenusbio.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP 100

Northern Ave

Boston, MA 02210

Attention: Arthur R. McGivern, Esq.

Email: AMcGivern@goodwinlaw.com

or to such other address or addresses as Purchaser or Seller may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective five (5) Business Days after dispatch, (b) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered or (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and followed by a transmission pursuant to another method of delivery permitted by this Section 8.03.

Section 8.04      Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Seller shall not be entitled to assign any of their obligations and rights under the Transaction Documents to which Seller is a party without the prior written consent of Purchaser. Purchaser may assign any of its obligations and rights under the Transaction Documents, without restriction and without the consent of Seller; provided that, notwithstanding any assignment pursuant to this Section 8.04, Purchaser shall remain obligated with respect to the payment of the Purchase Price in connection with the Closing.

Section 8.05      Indemnification.

(a)            Seller hereby agrees to indemnify and hold Purchaser and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each a “Purchaser Indemnified Party”) harmless from and against any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of (i) any breach of any representation, warranty or certification made by a Seller in any of the Transaction Documents to which Seller is a party or certificates given by Seller in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by Seller pursuant to any Transaction Document to which Seller is a party; (iii) any Excluded Liabilities and Obligations, (iv) any breach of any representation, warranty or certification made by Seller in any of the Transaction Documents to which Seller is party or certificates given by Seller to Purchaser in writing pursuant to any Transaction Document to which Seller is a party, to the extent directly or indirectly related to the Purchased Royalty Interests or the Purchaser’s interest therein or (v) any breach of or default under any covenant or agreement by Seller pursuant to any Transaction Document to which Seller is party, to the extent directly or indirectly related to the Purchased Royalty Interests or Purchaser’s interest therein; provided that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (i) that results from the gross negligence or willful misconduct of such Purchaser Indemnified Party, or (ii) to the extent resulting from acts or omissions of Seller or any of its Affiliates based upon the written instructions from any Purchaser Indemnified Party.

(b)           Purchaser hereby agrees to indemnify and hold Seller, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each a “Seller Indemnified Party”) harmless from and against any and all Losses incurred or suffered by a Seller Indemnified Party arising out of any breach of any representation, warranty or certification made by Purchaser in any of the Transaction Documents or certificates given by Purchaser in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by Purchaser pursuant to any Transaction Document, to the extent any such Losses are not subject to indemnification by Seller hereunder; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (i) that results from the gross negligence or willful misconduct of such Seller Indemnified Party, or (ii) to the extent resulting from acts or omissions of Purchaser or any of its Affiliates based upon the written instructions from any Seller Indemnified Party.

(c)            If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any, provided that, the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission results in the forfeiture of, or have a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish and provided that the indemnifying party acknowledges in writing to the indemnified party that it would have an indemnity obligation pursuant to this Section 8.05 with respect to such action, to assume and control the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party; provided that the indemnifying party shall be responsible for the indemnified party’s reasonable fees and expenses of such counsel if (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any indemnifiable Loss under this Agreement by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

(d)           No claim for indemnification hereunder for breach of any representations or warranties contained in any Transaction Document may be made after the expiration of the survival period applicable to such representation or warranty; provided that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter with respect to such claim.

(e)           Following the date first written above, except in the case of fraud or intentional breach, the indemnification afforded by this Section 8.05 shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party pursuant to any Transaction Document. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR PROVIDED FOR UNDER APPLICABLE LAW, EXCEPT AS PROVIDED FOR IN THIS SECTION 8.05 AND FOR INSTANCES OF ACTUAL FRAUD OR WILLFUL MISCONDUCT, NONE OF THE PARTIES HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO OR ANY PERSON, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES OR LOST PROFITS RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAVE BEEN DISCLOSED TO ANY PARTY HERETO IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN. Notwithstanding the foregoing, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to seek specific performance, injunctive or other equitable relief. For clarity, neither party shall have any right to terminate this Agreement or any other Transaction Document as a result of any breach by the other party hereof or thereof, but instead shall have the right to seek indemnification under this Section 8.05 and such specific performance.

Section 8.06      Independent Nature of Relationship.

(a)            The relationship between Seller, on the one hand, and Purchaser is solely that of sellers and purchaser, and neither Purchaser nor Seller has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or other kind of entity or legal form. Any party shall not refer other party as a “partner” or the relationship as a “partnership” or “joint venture.

(b)           No officer or employee of Purchaser will be located at the premises of Seller or any of its Affiliates. No officer, manager or employee of Purchaser shall engage in any commercial activity with Seller or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

(c)           Seller and/or any of its Affiliates shall not at any time obligate Purchaser, or impose on Purchaser any obligation, in any manner or respect to any Person not a party hereto.

Section 8.07      Tax.

(a)            For U. S, federal, state and local income tax purposes, Seller and Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale of the Purchased Royalty Interests. In this regard, any Sales Milestone Payment and Sales Rebate Payment shall be treated as adjustments to purchase price. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.07(a) on any tax return or in any audit or other administrative or judicial proceeding unless otherwise required by law (including a good faith resolute of any tax audit). If there is an inquiry by any Governmental Authority of Purchaser or Seller related to this Section 8.07(a), Seller and Purchaser shall cooperate in responding to such inquiry in a reasonable manner consistent with this Section 8.07(a).

(b)           To the extent any amount is withheld at source from a payment made pursuant to the Applicable Agreements, such withheld amount shall for all purposes of this Agreement be treated as paid to Seller and Purchaser on a pro rata basis in accordance with each of the party’s underlying ownership interest in each such payment (taking into account any amounts withheld); e.g., with respect to Purchaser, amounts so withheld shall be attributed to Purchaser, and deemed paid to Purchaser, in accordance with the Purchased Royalty Interests. Any amounts withheld pursuant to this Section 8.07(b) attributable to Purchaser shall be credited for the account of Purchaser. If there is an inquiry by any Governmental Authority of Purchaser related to this Section 8.07, Seller shall cooperate with Purchaser in responding to such inquiry in a reasonable manner consistent with this Section 8.07. Neither party shall have any obligation to gross-up or otherwise pay the other party any amounts with respect to source withholding. All amounts withheld at source as described herein shall for all purposes of this Agreement be deemed to have been received by the party to which they are attributed as provided above or to which the payment subject to such withholding was made.

(c)           Any and all payments from Seller to Purchaser under this Agreement shall be made without any deduction or withholding of any tax except as required by applicable law, provided that Seller shall not make any deduction or withholding of any U.S. tax as long as Purchaser has delivered to Seller a properly executed IRS Form W-9 or any other applicable or successor forms prior to the payment and that as a result withholding is not required by applicable law. If any withholding or deduction is required at source from a payment made pursuant to the Applicable Agreements or this Agreement, Seller and Purchaser shall take commercially reasonable measures and cooperate with GSK to obtain any available reduction or exemption from such tax.

Section 8.08      Entire Agreement.

This Agreement, together with the Exhibits and Schedule hereto (which are incorporated herein by reference), and the other Transaction Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedule or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.09      Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 8.10      Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 8.11      Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by electronic signature and such electronic signature shall be deemed an original.

Section 8.12      Amendments; No Waivers.

(a)           This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ANTIGENICS LLC

By:	/s/ Garo H. Armen
Name: Garo H. Armen
Title: President

HEALTHCARE ROYALTY PARTNERS III, L.P.

By: HealthCare Royalty GP III, LLC, its general partner

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Partner

HCRP OVERFLOW FUND, L.P.

By: HCRP Overflow Fund GP, LLC, its general partner

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Partner

HCR MOLAG FUND, L.P.

By: HCR MOLAG Fund GP, LLC, its general partner

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Partner

HCR STAFFORD FUND, L.P.

By: HCR Stafford Fund GP, LLC, its general partner

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Managing Partner

[Signature Page to Royalty Purchase Agreement]